EXHIBIT 14

Ontario Teachers’ Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5

December 13, 2005

Imperial Capital, LLC
150 South Rodeo Drive, Suite 100
Beverly Hills, CA  90210

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071

Re:                             Purchase of 1,627 Shares of Preferred Stock of Samsonite Corporation:

Gentlemen:

In connection with our purchase of the above referenced securities (the “Securities”) from Imperial Capital, LLC, we hereby represent and warrant as follows:

1.                                       We understand that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements.

2.                                       We are purchasing the Securities for our own account and not with a view to distribution in violation of the Act.

3.                                       We are a “qualified institutional buyer” as such term is defined in Rule 144A promulgated under the Act, and have such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of the acquisition of the Securities, and, having had access to, or having been furnished with, all such information as we have considered necessary, have concluded that we are able to bear those risks.

4.                                       The Securities were not offered to us by any form of general solicitation or general advertising.

5.                                       We acknowledge that if any transfer of the Securities is to be made in reliance on any exemption under the Act, the issuer of the Securities may require an opinion of counsel satisfactory to it that such transfer may be made pursuant to an exemption under the Act.

6.                                       In making any subsequent offering or sale of the Securities we will be acting only for ourselves and not as part of a sale or planned distribution which would be in violation of the Act.

7.                                       We acknowledge that, so long as appropriate, the transfer agent for the Securities will treat the Securities as restricted securities, and that any certificate representing the Securities will bear an appropriate restrictive legend thereon.

We hereby agree to cooperate with Imperial Capital, LLC in providing reasonably requested information to Paul, Hastings, Janofsky & Walker LLP so that they can render their legal opinion concerning the transaction.  In rendering any legal opinion with respect to the Securities, Paul, Hastings, Janofsky & Walker LLP may rely on the representations contained in this letter.

Very truly yours,

Ontario Teachers’ Pension Plan Board

By :	/s/ Josef Prosperi
Name: Josef Prosperi
Title: Portfolio Manager